UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2017

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35526	94-1517641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Storgatan 23C, 114 55 Stockholm, Sweden
(Address of Principal Executive Offices, including Zip Code)

+46 (0) 8 667 17 17
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2017, Andreas Bunge and Ulf Rosberg were appointed as members of the Board of Directors of Neonode Inc. Mr. Bunge will serve as a Class I director and Mr. Rosberg will serve as a Class II director.

Mr. Bunge, age 57, since 2015 has been Chief Executive Officer of Merkatura AB, a private holding company, and provides business consulting for technology companies. Between 2012 and 2015, he served as Chief Executive Officer of Spago Nanomedical AB (formerly Spago Imaging AB) until its public listing on the NASDAQ OMX Nordic stock exchange. Between 2005 and 2012, Mr. Bunge founded and served as Chief Executive Officer of Accelerator Nordic AB, which spun-off Spago Imaging in 2012. Prior to Accelerator Nordic, he founded and served as Chief Executive Officer of Applied Sensor AB and held various managerial positions at Intentia AB. He also has served as a member of the boards of directors of numerous companies during the past 15 years. Mr. Bunge has an MSc in Engineering and Management from Linköping University.

Mr. Rosberg, age 52, currently serves as Chief Executive Officer of UMR Invest AB, a private holding company, and as Chairman of Payair Technologies AB. He previously served in various leadership positions at Nordic Capital AB from 1994 until June 2017, including as investment manager, director, partner, and most recently as senior advisor since 2012. Prior to joining Nordic Capital, Mr. Rosberg held corporate finance positions with SEB Investment Banking and Leimdörfer & Partners. He has an M.Sc. in Economics from the Stockholm School of Economics and a degree with a major in finance from New York University, Stern School of Business in New York.

Subsequent to the 2017 Annual Meeting of Stockholders to be held on October 3, 2017, the Board of Directors anticipates determining on which committee(s) Messrs. Bunge and Rosberg will serve. As directors, Messrs. Bunge and Rosberg will be entitled to compensation for their service in the same manner as other members of the Board of Directors.

The appointment of Messrs. Bunge and Rosberg was made as a result of a Securities Purchase Agreement dated August 2, 2017 pursuant to which the purchasers of a majority of the securities became entitled to designate up to two individuals to join the Board of Directors no later than the 2017 Annual Meeting of Stockholders. Messrs. Bunge and Rosberg were the designees. The Securities Purchase Agreement does not provide the majority purchasers with any ongoing representation. Subsequent to the initial appointment to the Board of Directors, Messrs. Bunge and Rosberg are not assured of being nominated for election at a future annual meeting of stockholders. In the event either Messrs. Bunge or Rosberg cease to serve as director for any reason, the Board of Directors is not obligated under the Securities Purchase Agreement to appoint any replacement individual to fill the vacancy.

Entities controlled by Messrs Bunge and Rosberg were among the purchasers of Neonode common stock at $1.00 per share and warrants with an exercise price of $2.00 per share, exercisable 12 months from the date of issuance until expiration three years from the date of issuance, in the Securities Purchase Agreement dated August 2, 2017. Specifically, Mr. Bunge beneficially acquired 750,000 shares of common stock and a warrant to purchase 250,000 additional shares of common stock, and Mr. Rosberg beneficially acquired 3,500,000 shares of common stock and a warrant to purchase 1,166,667 additional shares of common stock. Mr. Bunge and Mr. Rosberg thereby beneficially own 1.3% and 6.0%, respectively, of shares of Neonode common stock. As a result, all current directors and executive officers of Neonode and nominees for election at the 2017 Annual Meeting of Stockholders beneficially own 11,653,681 shares, representing 19.6%, of Neonode common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEONODE INC.

Date: September 19, 2017	By:	/s/ Lars Lindqvist
Name: Lars Lindqvist
Title: Chief Financial Officer

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